UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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NAUTILUS, INC.

(Name of Registrant as Specified In Its Charter)

SHERBORNE INVESTORS LP, SHERBORNE INVESTORS GP, LLC, SHERBORNE INVESTORS MANAGEMENT LP, SHERBORNE INVESTORS MANAGEMENT GP, LLC, SHERBORNE STRATEGIC FUND A, LLC, SHERBORNE STRATEGIC FUND B, LLC, NOTTINGHAM INVESTORS LLC AND EDWARD J. BRAMSON

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December 7, 2007

Dear Fellow Shareholder:

Nautilus’ special shareholder meeting will be held in just over one week’s time.  As you consider your position in this important matter, we wanted to take the opportunity to address several key points raised by the Company’s Board in their most recent letter.  The current Board’s propensity to omit key facts and distort Sherborne Investors’ record is telling.  Particularly troubling is the mischaracterization of an incentive compensation arrangement that was offered in lieu of stock options to one of our principals, who was serving as CEO of Ampex Corporation, one of our previous investments.

Nautilus goes on to point out in its letter that we declined the Company’s offer to appoint two Sherborne Investors representatives to its Board of Directors.  However, the letter fails to fully explain that, had we accepted the offer, we would have been locked into an ineffective position with only two directors out of 10 and would have been subject to an onerous Company-drafted “standstill” agreement which could have effectively precluded us from taking any matters directly to shareholders and from voting our shares in what we believe to be the best way.  In fact, the agreement could have tied our hands for up to 15 months with related notice periods, ensuring that the Board was free to continue to make decisions that we believe are not in the best interests of all shareholders.  We have presented a very clear path to returning Nautilus to profitability and sustained growth, and the offer presented by the Company could have severely restricted our ability to deliver on that plan.

A greater concern to us than the exact form of Board representation is the need for increased operational oversight.  We feel strongly that there should be a division of responsibility between the chairman and CEO.  This would ensure closer operational supervision, which we believe could only benefit the Company.  Unfortunately, the CEO has declined to accept such an arrangement and his employment contract, approved recently by the current Board, specifically provides that if the roles of chairman and CEO are separated, he is entitled to severance of $1.15 million and immediate vesting of 400,000 options.  For this reason, we believe this employment contract is onerous to shareholders.

In the past two years, when most members of the current Board were in office, including the current CEO, Nautilus shares declined by 62%.  Since the appointment of the current CEO only four months ago, the shares have declined by 24%.  The recent public unveiling of the Company’s strategy has not caused the shares to recover and, in our opinion, the reaction to it is likely to continue to be disappointing.  One must question the decision of the Board to hire a CEO who was a director over the past four years while the share price has dramatically declined.  We feel the Company would have been better served by a search process that yielded outside candidates with more appropriate experience and the ability to provide a fresh look at Nautilus’ operations.

Sherborne Investors, on the other hand, has made money for shareholders in every investment it has made in the past five years except, up to this point, Nautilus.  We are confident, and have demonstrated this confidence with a 25% shareholding, that our approach and experience will make a significant, positive difference to the value of your shares and ours and that the improvements will be seen relatively quickly.  The Board’s approach, which is largely to continue as before, offers the prospect of mediocre returns, even if it ultimately succeeds.  Meanwhile, the Company is expected to record, on a recurring basis, a $35 million loss in 2007.  The Board’s approach will take a number of years to prove itself and the Company may not have the financial resources to wait that long.  We feel strongly that more immediate action is required.

Nautilus’ current Board has not represented its shareholders well and should be held accountable. Importantly, two leading proxy governance firms recently recognized the need for change on the Nautilus Board.  Both Institutional Shareholder Services and Glass Lewis LLC have recommended shareholders elect two of Sherborne Investors’ nominees to the Board, which would provide incremental additional governance and management oversight.  As Glass Lewis noted in its analysis of the actions recently taken by the Company: “It appears that most of the Company’s actions were taken only after [Sherborne Investors] threatened a proxy contest and following many months of disappointing results.  This gives us little faith that the Board has been proactively seeking to remedy the Company’s poor performance.”  This further underscores the need for a serious change in approach at the Board level.  We believe that to take a truly fresh perspective on Nautilus’ strategy and restore financial stability and profitable growth in the near-term, you should vote “FOR” all four of our nominees on the GREEN proxy card.

We believe that the issues to be considered at the special meeting reflect a fundamental difference of business judgment in how best to create value for shareholders.  On its current course, we believe the Company is facing a prolonged period of underperformance and a material risk of failure.  There is a better way to unlock the value hidden in Nautilus, and we ask for your support to enable us to implement a fresh approach that can create value for all shareholders.  For the reasons stated above and more fully discussed in our proxy statement dated November 5, 2007, which is available along with the full details of our strategic plan for the Company on our Website at http://www.dfking.com/sherborne, Sherborne Investors urges you to vote “FOR” Proposals 1, 2, 3 and 5 and “FOR ALL” of our nominees in Proposal 4 on the enclosed GREEN proxy card.

Yours sincerely,

Sherborne Investors LP

135 East 57th Street

New York, New York  10022

A proxy statement regarding this proxy solicitation was filed with the Securities and Exchange Commission on November 5, 2007.  You should read the proxy statement, as it contains important information.  Copies of this proxy statement are available free of charge at www.sec.gov and www.dfking.com/sherborne or by calling D.F. King & Co., Inc. at the numbers listed below.  The GREEN proxy card is being furnished to shareholders in connection with the solicitation of proxies by Sherborne Investors LP and not on behalf of the incumbent Board of directors of the Company.

The upcoming special meeting of shareholders will take place at 10:00 a.m. local time on December 18, 2007. It will be held at Nautilus’ World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington. We urge you to vote the GREEN proxy card today.

Please vote the GREEN proxy card today! Do NOT send back management’s white proxy card even as a sign of protest. Remember, your latest dated proxy card will revoke all previous cards submitted, so if you have already voted the white card please vote the GREEN proxy card today.

If any of your shares are held in the name of a broker, bank or other nominee, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your shares. We urge you to confirm to D.F. King & Co., Inc. in writing at the address provided below the instructions you give to your broker, bank or other nominee so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions, require assistance in voting your shares, or need additional copies of our proxy materials, please call D.F. King & Co., Inc. at the phone numbers listed below.

D.F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All others call toll free: (800) 628-8532
Institutional Investors Call: (212) 493-6990
Email: sherborne@dfking.com

Forward-Looking Statements

Certain statements contained herein are forward-looking statements, including statements concerning Sherborne Investors’ ability to conduct a successful turnaround of Nautilus, Inc. (“Nautilus”).  Factors that could cause Nautilus’ actual results to differ materially from these forward-looking statements include Sherborne Investors’ ability to effectively implement its turnaround strategy, the availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, Nautilus’ ability to effectively develop, market, and sell future products, Nautilus’ ability to get foreign-sourced product through customs in a timely manner, Nautilus’ ability to effectively identify, negotiate and integrate any future strategic acquisitions, Nautilus’ ability to protect its intellectual property, the introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including Nautilus’ use of foreign manufacturers, government regulatory action, and general economic conditions. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.